NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES CLOSING ON LAND PURCHASE

NEW YORK, NEW YORK (July 20, 2018) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin”) today announced that it closed on the purchase of an approximately 22 acre parcel of undeveloped land (the “Land”) in Concord, North Carolina, located in the greater Charlotte area. Griffin paid cash of approximately $2.6 million for the Land using approximately $0.8 million held in escrow for a like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended, with the balance of the purchase price paid from cash on hand. The cash in escrow was from the April 2018 sale of approximately 49 acres of undeveloped land in Southwick, Massachusetts. Griffin has obtained most of the governmental approvals required for construction of two industrial/warehouse buildings aggregating approximately 283,000 square feet on the Land. Griffin expects to obtain the remaining approvals in the near future and begin construction, on speculation, on the first (approximately 147,000 square feet) of these two buildings in the fiscal 2018 fourth quarter using cash on hand.

Forward-Looking Statements:

This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding the timing of obtaining the remaining approvals for Griffin’s development plans on the Land, construction of two industrial/warehouse buildings and timing of the commencement of construction, on speculation, of the first of those two industrial/warehouse buildings. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements include the risk that Griffin may not obtain the remaining approvals required for its development plans n the timeframe expected, or at all, construct two industrial/warehouse buildings on the Land as expected, or begin  construction of the first of two industrial/warehouses buildings when expected, or at all, and the important factors described in Griffin's Securities and Exchange Commission filings, including the

"Business," "Risk Factors" and "Forward-Looking Information" sections in Griffin's Annual Report on Form 10-K for the fiscal year ended November 30, 2017. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.